Exhibit (g)(16)

Form of

APPENDIX A

TO

CUSTODIAN AGREEMENT

BETWEEN

STATE STREET BANK AND TRUST COMPANY

AND

EACH OF THE INVESTMENT COMPANIES

DATED AS OF ________, 2009

Trust	Fund	Effective
Fidelity Investment Trust	Fidelity Series International Growth Fund	____ __, 200_
Fidelity Investment Trust	Fidelity Series International Value Fund	____ __, 200_
Fidelity Investment Trust	Fidelity Series International Small Cap Fund	____ __, 200_